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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Proxy Statement and to the incorporation by reference of our reports dated October 18, 2007, with respect to the financial statements and financial highlights of RiverSource Massachusetts Tax-Exempt Fund, RiverSource Michigan Tax-Exempt Fund, and RiverSource Ohio Tax-Exempt Fund included in the Annual Report for the year ended August 31, 2007, in the Registration Statement (Form N-14) of the RiverSource Special Tax-Exempt Series Trust filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-146687).

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 20, 2007